UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): May 26, 2021

BLUEKNIGHT ENERGY PARTNERS, L.P.

(Exact name of Registrant as specified in its charter)

DELAWARE	001-33503	20-8536826
(State of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

6060 American Plaza, Suite 600 Tulsa, Oklahoma	74135
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (918) 237-4000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Units	BKEP	The Nasdaq Global Market
Series A Preferred Units	BKEPP	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 1.01	Entry into a Material Definitive Agreement.

On May 26, 2021, Blueknight Energy Partners, L.P. (the “Partnership”) entered into a Third Amended and Restated Credit Agreement (the “New Credit Agreement”), with Truist Bank, as administrative agent (in such capacity, the “Administrative Agent”), and the several lenders from time to time party thereto (the “Lenders”).

The New Credit Agreement amends and restates the Partnership’s existing Second Amended and Restated Credit Agreement, dated as of May 11, 2017, as amended or otherwise modified prior to effectiveness of the New Credit Agreement.

The New Credit Agreement permits the Partnership to borrow up to $300.0 million on a revolving credit basis (the “Revolving Credit Facility”), and the maturity date of the New Credit Agreement is May 26, 2025. In connection with entering into the New Credit Agreement, the Partnership paid certain upfront fees to the Lenders, and the Partnership paid certain arrangement and other fees to the Administrative Agent, other agents and arrangers of the New Credit Agreement.

The Partnership’s obligations under the Revolving Credit Facility are guaranteed by substantially all of the Partnership’s existing subsidiaries and are secured by first priority liens on substantially all of the Partnership’s assets and those of the guarantors.

The New Credit Agreement includes procedures for additional financial institutions to become Lenders, or for any existing Lender to increase its revolving commitment thereunder, subject to an aggregate maximum of $450.0 million for all loan commitments under the Revolving Credit Facility.

The Partnership may prepay all loans under the Revolving Credit Facility at any time without premium or penalty (other than customary LIBOR breakage costs), subject to certain notice requirements. The New Credit Agreement requires mandatory prepayments of amounts outstanding thereunder with the net proceeds of certain asset sales, property or casualty insurance claims, and condemnation proceedings, unless the Partnership reinvests such proceeds in accordance with the New Credit Agreement, but these mandatory prepayments will not require any reduction of the Lenders’ commitments under the Revolving Credit Facility.

Borrowings under the Revolving Credit Facility bear interest, at the Partnership’s option, at either a eurodollar base rate (as defined in the New Credit Agreement) plus an applicable margin that ranges from 2.0% to 3.25% or the alternate base rate (the highest of the Administrative Agent’s prime rate, the federal funds effective rate plus 0.50% and the 30-day eurodollar base rate plus 1%) plus an applicable margin that ranges from 1.0% to 2.25%. The Partnership pays a per annum fee on all letters of credit issued under the Revolving Credit Facility, which fee equals the applicable margin for loans accruing interest based on the eurodollar base rate, and the Partnership pays a commitment fee ranging from 0.375% to 0.5% on the unused commitments under the Revolving Credit Facility. The applicable margins for the Partnership’s interest rate, the letter of credit fee and the commitment fee vary quarterly based on the Partnership’s consolidated total leverage ratio (as defined in the New Credit Agreement, being generally computed as the ratio of consolidated total debt to consolidated earnings before interest, taxes, depreciation, amortization and certain other charges, costs, expenses and losses). At closing, the applicable margin for loans accruing interest based on the eurodollar base rate was 2.0%.

The New Credit Agreement includes financial covenants that are tested on a quarterly basis, based on the rolling four-quarter period that ends on the last day of each fiscal quarter.

Prior to the date on which the Partnership issues qualified senior notes in an aggregate principal amount (when combined with all other qualified senior notes previously or concurrently issued) that equals or exceeds $200.0 million, the maximum permitted consolidated total leverage ratio is 4.75 to 1.00; provided that the maximum permitted consolidated total leverage ratio is 5.25 to 1.00 for certain quarters based on the occurrence of a specified acquisition (as defined in the New Credit Agreement, but generally being an acquisition for which the aggregate consideration is $15.0 million or more).

From and after the date on which the Partnership issues qualified senior notes in an aggregate principal amount (when combined with all other qualified senior notes previously or concurrently issued) that equals or exceeds $200.0 million, the maximum permitted consolidated total leverage ratio is 5.00 to 1.00; provided that such maximum permitted consolidated total leverage ratio is 5.50 to 1.00 for certain quarters based on the occurrence of a specified acquisition.

The maximum permitted consolidated senior secured leverage ratio (as defined in the New Credit Agreement, but generally computed as the ratio of consolidated total secured debt to consolidated earnings before interest, taxes, depreciation, amortization and certain other noncash charges) is 3.50 to 1.00, but this covenant is only tested from and after the date on which the Partnership issues qualified senior notes in an aggregate principal amount (when combined with all other qualified senior previously or concurrently issued) that equals or exceeds $200.0 million.

The minimum permitted consolidated interest coverage ratio (as defined in the New Credit Agreement, but generally computed as the ratio of consolidated earnings before interest, taxes, depreciation, amortization and certain other charges, costs, expenses and losses to consolidated interest expense) is 2.50 to 1.00.

In addition, the New Credit Agreement contains various covenants that, among other restrictions, limit the ability of the Partnership and its restricted subsidiaries to:

●	create, issue, incur or assume indebtedness;

●	create, incur or assume liens;

●	consummate mergers or acquisitions;

●	sell, transfer, assign or convey assets;

●	repurchase the Partnership’s equity, make distributions to unitholders and make certain other restricted payments;

●	make investments;

●	modify the terms of certain indebtedness, or prepay certain indebtedness;

●	engage in transactions with affiliates;

●	enter into certain hedging contracts;

●	enter into certain burdensome agreements;

●	change the nature of the Partnership’s business; and

●	make certain amendments to the Partnership’s partnership agreement.

The New Credit Agreement permits the Partnership to make quarterly distributions of available cash (as defined in the Partnership’s partnership agreement) to unitholders so long as, on a pro forma basis after giving effect to such distributions, the Partnership is in compliance with its financial covenants under the New Credit Agreement and no default or event of default exists under the New Credit Agreement. Additionally, the New Credit Agreement permits the Partnership to repurchase up to $10 million of its units (including preferred units) each calendar year so long as, on a pro forma basis after giving effect to such repurchases, the Partnership’s total leverage ratio is less than 4.00 to 1.00, no default or event of default exists under the New Credit Agreement and availability under the Revolving Credit Facility is at least 20% of the total commitments thereunder.

In addition to other customary events of default, the New Credit Agreement includes an event of default if (i) Blueknight Energy Partners G.P., L.L.C. (the “General Partner”) ceases to own 100% of the Partnership’s general partner interest or ceases to control the Partnership, or (ii) Ergon, Inc. ceases to own and control more than 50.0% of the membership interests of the General Partner.

If an event of default relating to bankruptcy or other insolvency events occurs with respect to the General Partner or the Partnership, all indebtedness under the New Credit Agreement will immediately become due and payable. If any other event of default exists under the New Credit Agreement, the Administrative Agent may accelerate the maturity of the obligations outstanding under the New Credit Agreement and exercise other rights and remedies. In addition, if any event of default exists under the New Credit Agreement, the Administrative Agent may commence foreclosure or other actions against the collateral.

If any default occurs under the New Credit Agreement, or if the Partnership is unable to make any of the representations and warranties in the New Credit Agreement, the Partnership will be unable to borrow funds or have letters of credit issued under the Revolving Credit Facility.

The description set forth above is qualified in its entirety by reference to the New Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K (this “Current Report”) and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure

On May 26, 2021, the Partnership issued a press release announcing certain of the matters described in this Current Report on Form 8-K. A copy of this press release is attached hereto as Exhibit 99.1 to this Current Report. The information set forth in this item 7.01 and in Exhibit 99.1 shall not be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

EXHIBIT NUMBER		DESCRIPTION

10.1*	-

Third Amended and Restated Credit Agreement, dated as of May 26, 2021, by and among Blueknight Energy Partners, L.P., Truist Bank as Administrative Agent, and the several lenders from time to time party thereto.

99.1	-	Press Release dated May 26, 2021.

*

Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. Blueknight Energy Partners, L.P. hereby undertakes to furnish supplemental copies of any of the omitted schedules and exhibits upon request by the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUEKNIGHT ENERGY PARTNERS, L.P.

By: Blueknight Energy Partners G.P., L.L.C.
its General Partner

Date: May 26, 2021	By:	/s/ Matthew R. Lewis
Matthew R. Lewis
Chief Financial Officer